                   PURCHASE AND SALE AGREEMENT
                   ---------------------------

     THIS AGREEMENT, Made as of the 27th day of September, 1996, by and between WELDCO, INC., an Ohio corporation ("SELLER"), and R.H. KRAEMER ("RHK"), R. BRUCE KRAEMER ("RBK"), WILLIAM BOTT ("WB"), and LINDA BOTT ("LB") (RHK, RBK, WB and LB are jointly and severally referred to hereinafter as the "SHAREHOLDERS"), KRABO, LTD., an Ohio limited liability company the members of which are certain of the Shareholders ("KRABO") and VALLEY NATIONAL GASES, INC., a West Virginia corporation ("PURCHASER"), and WEST RENTALS, INC., a West Virginia corporation ("WEST").

                      W I T N E S S E T H:
                      -------------------

     WHEREAS, Seller is in the business of the sale and distribution of welding products, industrial gas and liquid propane ("BUSINESS"); and

     WHEREAS, Seller conducts the Business operations primarily from two (2) sale and distribution sites located at 1151 Findlay Street, Cincinnati, Ohio ("CINCINNATI LOCATION"), as well located at 3348 Needmore Road, Dayton, Ohio ("DAYTON LOCATION"); and

     WHEREAS, Seller desires to terminate the Business; and

     WHEREAS, Krabo is the owner of the real property upon which the Cincinnati Location and the Dayton Location are situated, and RBK, WB and LB are the owners of certain gas cylinders used by Seller in the Business;

     WHEREAS, Seller and the Shareholders desire to sell certain of the Business assets of Seller and certain of the Shareholders ("PURCHASE ASSETS" as specifically set forth in Section 1 hereinafter) to Purchaser and Purchaser wishes to acquire such Purchase Assets, all in accordance with the provisions hereunder; and

     WHEREAS, Shareholders are all of the shareholders of Seller and as consideration and inducement for Purchaser to undertake the agreements and obligations and to execute and deliver this Agreement, Shareholders hereby execute and deliver this Agreement to cause Seller's performance hereunder, to convey certain assets, and also to enter into certain other agreements individually and/or collectively with Purchaser, as set forth hereinafter and otherwise part hereof; and

     WHEREAS, West is a real estate holding corporation which enters into and executes this Agreement to purchase from Krabo the Cincinnati Location real estate and to lease from Krabo the Dayton Location real estate as provided for hereinafter.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually covenant and agree as follows:

     SECTION 1.  SALE OF PURCHASE ASSETS.

     Seller, together with RBK, WB and LB with respect to certain of the Cylinders and Tanks, shall, subject to the terms and conditions hereof, convey, sell, grant, assign, transfer, deliver, and set over unto Purchaser at the Purchase Asset Closing, effective as of the commencement of Weldco's Business on the Purchase Asset Closing date [See "Section 2 CLOSING"], all operating assets of Seller's Business ("PURCHASE ASSETS"), except for those assets expressly excluded by scheduling on Exhibit "A" attached hereto and incorporated herein by reference ("EXCLUDED ASSETS"), including, but not limited to, the following described Purchase Assets:

     (a) All high and low pressure gas cylinders and tanks as well as all propane cylinders and tanks as well as bulk tanks (collectively "CYLINDERS AND TANKS"), including at least the number and types listed in Exhibit "B" attached hereto and by reference made part hereof.

     (b)  The trucks, vehicles and automotive equipment
          (collectively "VEHICLES"') described and identified in Exhibit "C" attached hereto and by this reference made a part hereof.

     (c) All saleable hardgoods and equipment inventory, gas resale inventory and resale cylinder inventory
          (collectively "INVENTORY").

     (d) All Business, office and warehouse equipment, furniture and fixtures together with all other tangible property and assets of Seller or the Business (collectively
          "EQUIPMENT AND FIXTURES").

     (e)  All Seller's Business accounts receivable ("ACCOUNTS
          RECEIVABLE").

     (f) All of Seller's right, title and interest in the agreements, leases, contracts, other commitments, licenses and warranties relating to the Business, and all Business files, records and customer lists as well as all intangible rights, privileges, general and special intangible property and goodwill of Seller relating to the Business, including, but not limited to, the name WELDCO, Inc. and the Business telephone and/or telefax numbers ("CONTRACT RIGHTS AND INTANGIBLES"), excluding, however, the leases for the Cincinnati and Dayton Locations between Seller and Krabo and Seller's corporate and stock records, tax returns and supporting information, Business cash and bank deposit accounts, all of which are not being purchased by Purchaser hereunder.

     SECTION 2.  CLOSING.

     The Closing of the sale and purchase of the Purchase Assets, provided for herein shall take place at the offices of Thompson Hine & Flory P.L.L., 312 Walnut Street, 14th Floor, Cincinnati, Ohio 45202-4029, on October 11, 1996, at 10:00 A.M. local time or at such other

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

time and date as agreed upon in writing by the parties hereto (the "PURCHASE ASSET CLOSING").

     SECTION 3.  PURCHASE PRICE.

     (a) Purchaser shall pay to Seller, together with RBK, WB and LB in respect to certain of the Cylinders and Tanks, as the purchase price ("PURCHASE PRICE") for the Purchase Assets described in Section 1, a sum estimated as of the date of this Agreement to be Eleven Million Eight Hundred Five Thousand Dollars ($11,805,000.00) as delineated by component price and scheduled on Exhibit "D" attached hereto and made part hereof subject, however, to the following Closing Adjustments and Post Closing Adjustments, as applicable:

          (i)  Closing Adjustments.  At Purchase Asset
               -------------------
Closing, in the event Seller is unable to deliver any of the said
Vehicles at closing, free and clear of valid liens and encumbrances, then the Purchase Price shall be reduced by the corresponding unit value for such Vehicles as itemized on Exhibit "C".

          (ii)   Post Closing Adjustment.  Within one hundred
                 -----------------------
twenty (120) days after the Purchase Asset Closing, the Purchase
Price shall be further adjusted, affixed and determined as follows:

               (A) Prior to Closing, Seller and Purchaser shall jointly conduct a physical inventory of the Inventory to determine the amount and value of Saleable Inventory. The term "Saleable Inventory" shall be defined for the purposes of this provision as (1) non shopworn, non obsolete, non defective inventory items, and
                    (2) listed for sale in the manufacturer's current catalog which have been sold by Seller in the ordinary course of business within the twelve (12) month period prior to Purchase Asset Closing date or which have been sold by Purchaser in the ordinary course of business within the twelve (12) month period prior to Purchase Asset Closing date. The value of all Saleable Inventory shall be calculated at Seller's average cost, or in the absence thereof at the manufacturer's current catalog pricing. In the event, the value of the Inventory, after the Saleable Inventory is determined hereunder, is less than Nine Hundred Ninety-three Thousand Eighty-six Dollars ($993,086.00), the Purchase Price shall be reduced as follows:

        (I) The dollar amount of any such deficiency up to Fifty Thousand Dollars ($50,000.00);

        (II) The dollar amount of any such deficiency in excess of Fifty Thousand Dollars ($50,000.00) shall be offset dollar for dollar by the amount the Accounts Receivable, at Purchase Asset Closing date exceeds $1,462,970.00; and,

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

        (III) The dollar amount of any such deficiency to the extent the dollar amount of such deficiency exceeds the sum of Fifty Thousand Dollars ($50,000.00) plus any applicable dollar for dollar offset with respect to the Accounts Receivable as provided for next above in Section 3(a)(ii)(A)(II). Purchaser, in its discretion, may elect to acquire Inventory which is not Saleable Inventory as defined hereunder if it has a use for such Inventory within its systemwide sales and distribution system; all Inventory that is determined not to be Saleable Inventory shall be valued as agreed between Seller and Purchaser; provided that all such Inventory which is not determined to be Saleable Inventory and not otherwise purchased hereunder shall be kept by Seller as its sole property, and thereafter Seller shall be freely able to liquidate such non-purchased non-Saleable Inventory at its discretion without restriction or limitation.

               (B) At Closing, Seller, together with RBK, WB and LB, hereby agree to transfer to Purchaser at least Twelve Thousand Seven Hundred Twenty-five (12,725) Cylinders and Sixteen (16) Bulk Tanks, with an agreed upon aggregate value of One Million Eight Hundred Two Thousand Four Hundred Thirty Dollars ($1,802,430.00). Within one hundred twenty (120) days after Purchase Asset Closing and after completion of the Cylinders and Tanks audit and/or inventory required by Section 6(b) hereinafter, the Purchase Price shall be subject to Post Closing Adjustment to reflect any deficiency in the number of Cylinders and Tanks transferred to Purchaser by Seller, RBK, WB and LB at Purchase Asset Closing date. In the event that the number of Cylinders and Tanks is less than Twelve Thousand Seven Hundred Twenty-five (12,725) Cylinders and Sixteen (16) Bulk Tanks of the number and types set forth on Exhibit "B", then the Purchase Price shall be reduced by the dollar amount that the value of Cylinders and Tanks is less than One Million Eight Hundred Two Thousand Four Hundred Thirty Dollars ($1,802,430.00); calculated utilizing the "Negotiated Adjustment Value" set forth for each respective type of Cylinder and Tank upon said Exhibit "B".

               (C) Seller shall furnish Purchaser a Schedule of Seller's Accounts Receivable as of Purchase
                    Asset Closing date, fully itemized as to customer, amount and account aging history.
                    After Closing, Purchaser shall first apply all payments received from each pre-closing account debtor to the oldest outstanding and unpaid account invoice for such pre-closing account debtor. Purchaser shall exert commercially reasonable efforts to collect
                    Seller's Accounts Receivable (not to include the institution of litigation). As of one hundred twenty (120) days after Purchase
                    Asset Closing date ("RECEIVABLE ADJUSTMENT
                    DATE"), Purchaser expects to
                    have collected all of the Accounts Receivable purchased at Closing. In the event that upon the Receivable Adjustment Date Purchaser has not collected Seller's accounts receivables in an amount equal to the aggregate value of the Closing Date Accounts Receivable, the
                    Purchase Price shall be reduced by the dollar amount by which the Accounts Receivable actually collected by Purchaser is less than the aggregate value reflected upon Seller's
                    Schedule of Closing Date Accounts Receivable.
                    All such Accounts Receivable not collected by Purchaser, shall, after repayment by Seller to Purchaser, be assigned and transferred to Seller; and all such Accounts Receivable assigned to Seller shall then be and remain
                    Seller's sole property.

               (D) In the event the aggregate amount of Seller's liabilities assumed by Purchaser pursuant to
                    Section 11(a) and (b), as of Purchase Asset
                    Closing date, exceeds One Million Five
                    Hundred Twenty-one Thousand Dollars
                    ($1,521,000.00), the Purchase Price shall be reduced by the dollar amount of such excess, up to a maximum reduction of Two Hundred Ninety-five Thousand Nine Hundred Eighty-three Dollars ($295,983.00).

     (b)       At the Purchase Asset Closing, Purchaser shall pay
Seller the Purchase Asset Purchase Price as follows:

        (i)    Note I.  Purchaser shall deliver to Seller a
               ------
Promissory Note in the principal amount of Four Million Seven Hundred Eighty-one Thousand Five Hundred Twenty one Dollars ($4,781,521.00), with principal payable in seven (7) annual installments of Six Hundred Eighty-three Thousand Seventy-four Dollars and Forty-three Cents ($683,074.43) each, and with interest accruing on the outstanding principal balance at a fixed per annum rate of six and six one hundredths percent (6.6%) ("INTEREST RATE"), payable in seven (7) annual installments, both principal and interest payments to commence one (1) year after Closing, and shall be thereafter payable on each subsequent anniversary of the Purchase Asset Closing date for a total of seven (7) consecutive annual payments ("NOTE I"). Note I shall be in the form and upon all terms and conditions reflected upon Exhibit "E" attached hereto and incorporated herein by reference.
Note I shall be secured by Purchaser's grant to Seller of security interests in certain cryogenic storage vessels and cylinders owned by Purchaser as part of and reflected in a Security Agreement in the form attached hereto and incorporated herein by reference as Exhibit "F"; and,

        (ii)   Note II.  Purchaser shall deliver to Seller a
               -------
Promissory Note in the principal amount of Three Million One
Hundred Five Thousand Two Hundred Dollars ($3,105,200.00), with principal payable in seven (7) annual installments of Four
Hundred Fortythree Thousand Six Hundred Dollars ($443,600.00) each, and with interest accruing on the outstanding principal balance at the Interest Rate, payable in seven (7) annual installments, both principal and interest payments to commence one (1) year after Closing, and shall be thereafter payable on each subsequent anniversary of the Purchase Asset Closing date for a total of seven (7) consecutive annual payments ("NOTE II").
Note II shall be in the form and upon all terms and conditions reflected upon Exhibit "G" attached hereto and incorporated herein by reference. Note II shall be secured by an irrevocable, reducing balance Letter of Credit issued by Bank One, N.A., substantially in the form attached hereto and incorporated herein by reference as Exhibit "H"; and,

        (iii)  Closing Cash Payment.  Cash funds or cash
               --------------------
equivalents in an amount equal to the Closing Date Purchase Price, as adjusted and determined pursuant to Section 3(a) and all subsections thereof, less Seven Million Eight Hundred Eighty-six Thousand Seven Hundred Twenty-one Dollars ($7,886,721.00) which is the aggregate combined Purchase Price value of Note I and Note II to be delivered by Purchaser to Seller as provided for in subsections (i) and (ii) of this Section 3(b).

     (c) One Hundred Twenty (120) days after Purchase Asset Closing date, Seller shall pay Purchaser by Seller's check an amount equal to any applicable Post Closing Adjustment to the Purchase Price pursuant to Section 3(a)(ii)(A), Section 3(a)(ii)(B), Section 3(a)(ii)C) and/or Section 3(a)(ii)(D); provided that any disputes between Purchaser and Seller, if not mutually resolved, shall be resolved pursuant to Section 13 hereof.

     SECTION 4. EXPENSES AND TAXES. Each party hereto shall pay its, his or her own expenses incident to this Agreement and the transactions contemplated hereby. All applicable excise, sales, transfer, documentary and similar taxes, if any, that may be imposed upon or payable or collectible by Purchaser or Seller in connection with the Purchase Assets described in Section 1(a) or otherwise imposed upon, arising out of, or payable on account of the sales, assignments, transfers, and deliveries of the Purchase Assets to be made by Purchaser and/or Seller hereunder shall be paid by Seller or Purchaser as customary in similar asset purchase and sale transactions in the State of Ohio. Regardless of the relevant lien date, real and personal property taxes for the current tax year applicable to the Purchase Assets being purchased hereunder shall be apportioned between Seller and the Purchaser as of the Purchase Asset Closing date; Seller bearing such portion as is allocable to that part of the current tax year ending on the Purchase Asset Closing date and the Purchaser bearing the remaining portion of such year. Purchaser and Seller shall promptly reimburse the other party upon receipt of proof of payment of personal property taxes by such other party for which the reimbursing party was liable in accordance with the immediately preceding sentence.

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


     SECTION 5.  INSTRUMENTS OF CONVEYANCE.

     Pursuant to the terms and conditions hereof, Seller, together with RBK, WB and LB in respect of certain of the Cylinders and Tanks, shall at the Purchase Asset Closing convey, sell, transfer, and assign to Purchaser by means of a Bill of Sale and Assignment executed and delivered to Purchaser or its designee, the Purchase Assets described in Section 1 and all subsections thereof. Said Bill of Sale and Assignment, with warranty of title, shall be in the form of Exhibit "I", attached hereto and by this reference made a part hereof.

     SECTION 6.  INVENTORY OF PURCHASE ASSETS.

     (a) As of the Purchase Asset Closing date, Seller and Purchaser shall have jointly, conducted physical inventories of
(i) Vehicles and (ii) Inventory. The Vehicle inventory shall be concluded and agreed upon by Seller and Purchaser prior to Closing and utilized for any necessary adjustment to Purchase Price pursuant to Section 3(a)(i) hereinabove. The Inventory inventory shall be conducted prior to closing and within ninety
(90) days thereafter, agreed upon by Seller and Purchaser, and, when agreed upon, shall be utilized for any necessary adjustment to the Purchase price pursuant to Section 3(a)(ii)(A) hereinabove.

     (b) Within ninety (90) days after the Purchase Asset Closing date, Seller and Purchaser shall have jointly conducted
(i) a book examination of the Cylinder and Tank records and/or
(ii) a physical inventory of the Cylinders and Tanks, as required by Purchaser in its sole discretion, to determine that Seller has at least the number and types of Cylinders and Tanks set forth in
Section 1(a)(i) and Section 3(a)(ii)(B) hereinabove; which examination and/or inventory shall be agreed upon by Purchaser and Seller and utilized for any necessary reduction and adjustment to Purchase Price pursuant to Section 3(a)(ii)(A) hereinabove.

     SECTION 7. BULK SALES LAW, WAIVER AND INDEMNITY. Purchaser hereby waives compliance by Seller with any Bulk Transfer provisions of the Uniform Commercial Code of any applicable state. Seller agrees to indemnify Purchaser against as well as hold Purchaser harmless from any costs, expenses (including all legal expenses and attorney's fees), losses, claims, damages, and liabilities arising out of the failure of Seller to comply with any such bulk sales law with respect to any of the Purchase Assets.

     SECTION 8. WARRANTIES AND REPRESENTATIONS OF SELLER AND
SHAREHOLDERS. Seller and Shareholders represent and warrant to Purchaser as of the date hereof and as of the Purchase Asset
Closing date as follows:

     (a)       Organization, Standing and Qualification.
               ----------------------------------------
Seller is a duly organized, validly existing corporation which is in good standing under the laws of the State of Ohio; is duly licensed, qualified to do business, and in good standing in each jurisdiction in which the ownership and operation of its business requires such licensing or qualification except where the failure to be so licensed or qualified would not have a material adverse effect on Seller, the Purchase Assets or the Business; and has full corporate power and authority, and, to its

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

knowledge, has all permits, consents and authorizations, necessary to own and lease its properties and to carry on its business as now conducted.

     (b)       No Breach.  The execution and delivery of this
               ---------
Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not (i) violate any provision of, or result in the breach or termination of, or accelerate or permit the acceleration of the performance required by, the terms of: (A) the Articles of Incorporation or Bylaws of Seller; (B) any agreement to which Seller is a party or by which it is bound, other than as set forth on Exhibit "J" attached hereto and incorporated herein by reference and the breach of which shall not, in any event, materially affect the purchase and sale transactions hereunder; or (C) any order, judgment, or decree applicable to Seller; (ii) result in the creation of any claim, lien, charge or encumbrance upon the Purchase Assets or
(iii) in any way affect or violate the terms or conditions of, or result in the cancellation, modification, revocation, or suspension of, any of the licenses, franchises, approvals, certificates, permits, or authorizations held by Seller.

     (c)       Title to Assets.  Seller has or as of the
               ---------------
Purchase Asset Closing date shall have good and marketable title to the Purchase Assets, free and clear of restrictions on, or conditions to, transfer or assignment, and of mortgages, liens, pledges, charges, encumbrances, security interests, equities, claims, limiting covenants or conditions.

     (d)       Financial Statements.  True and correct copies
               --------------------
of balance sheets as well as copies of operating and revenue statements for Seller with all notes and supplementary information as of December 31, 1993, December 31, 1994, and December 31, 1995; and as well for the seven (7) month period ended July 31, 1996 (provided, however, that the Financial Statements for the seven (7) month period ended July 31, 1996 does not include notes and supplementary information otherwise required hereunder) shall, individually and collectively, constitute the "FINANCIAL STATEMENTS"; all of which Financial Statements are attached hereto and incorporated herein by reference as Exhibit "K". The Financial Statements including the notes thereto: are and will be (1) prepared in accordance with the books and records of Seller; and (2) are and will be in all material respects correct and present fairly the financial condition of Seller at the dates of such Financial Statements and its results of operations for the respective period then ending; and (3) all Financial Statements shall have been prepared in accordance with Generally Accepted Accounting Principles ("GAAP"), consistently applied with prior period (provided, however, that the Financial Statements for the seven (7) month period ended July 31, 1996 indicates a negative cash balance of Two Hundred Ninety-five Thousand Nine Hundred Eighty-three Dollars ($295,983.00) and does not include notes and supplementary information otherwise required hereunder).

     (e)       Taxes, Tax Returns, and Audits.  Seller has
               ------------------------------
filed all returns with respect to all taxes arising out of or related to Seller and the Business whether on income, sales, use, goods and services, payroll, real or personal property or with respect to any other taxes, Federal, State or local, which are required by law to be filed on or before the Closing Date ("TAX RETURNS") and all Tax Returns are correct and complete in all material respects insofar as they relate to the operations of Seller. Seller has paid all taxes and duties as shown in the Tax Returns to the extent such taxes are payable or have become due on or before the Closing Date,

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

and has paid all assessments which it is obligated to pay. There are no currently outstanding assessments or reassessments for any taxes, interest or relating to the Tax Returns. Seller is not liable for any taxes, levies, duties, assessments, charges, penalties, interest, fines or other taxes of any nature due and unpaid at the date hereof in respect of the Business or for the payment of any tax installment due in respect of its current taxation year, except as reflected in or reserved upon the July 31, 1996 Financial Statements.
Seller shall have full responsibility and liability with respect to the payment of any claims against Seller for taxes payable with respect to all periods prior to the Closing Date by Seller and all interest penalties in respect thereof (whether or not now asserted or determined). True and correct copies of all Seller's federal and state tax returns for its 1993, 1994 and 1995 fiscal and tax years shall have been furnished Purchaser prior to Purchase Asset Closing date.

     (f)       No Third Party Rights or Options.  As of
               --------------------------------
Purchase Asset Closing date, there will be no outstanding rights or options in any third party to acquire any of the Purchase
Assets or any interest therein.

     (g)       Litigation.  There are no actions, suits,
               ----------
proceedings or investigations ("LITIGATION"), pending or, to Seller's knowledge, threatened, in any court or before any governmental agency or instrumentality against the Business or any of the Purchase Assets, or which would prevent Seller and/or Shareholders from carrying out the transactions contemplated hereby or would declare the same unlawful or cause the recision thereof.

     (h)       Absence of Adverse Changes or Other Events.
               ------------------------------------------
Except as expressly contemplated by and stated    in this
Agreement, after the date of this Agreement and up to Purchase Asset Closing date, Seller will operate the Business in the ordinary course, except as provided for herein; specifically, Seller will not without the prior consent of Purchaser:

        (A) Create or incur any liability (absolute or contingent), except for unsecured current liabilities under oral or written contracts entered into in the ordinary course of business;

        (B) Loan any money or otherwise pledge the credit of Seller or mortgage, pledge or subject its assets to any tangible or intangible lien or encumbrance;

        (C) Except as otherwise expressly contemplated by this Agreement, sell or otherwise dispose of, or contract to sell or dispose of, any of the Purchase Assets; or cancel any debts owed it or claims held by it against any third party, except, in each case, in the ordinary course of business;

        (D) Except in the ordinary course of its business make or become a party to any contract or commitment, or renew, extend, amend or modify any contract or commitment, to be assumed or purchased by Purchaser which in any one case involves an amount in excess of One Thousand Dollars ($1,000.00) or a term in excess of thirty (30) days;

        (E) Pay or agree to pay, conditionally or otherwise, any bonus, extra compensation, or severance pay to any director, officer, or employee, not required under this Agreement or any existing agreement disclosed to Purchaser prior to the date of this Agreement, or increase the compensation, including salaries, fees, commissions, bonuses, profit sharing, incentive, pension, retirement, or other similar payments paid to any of its directors, officers, or employees;

        (F) Become bound by or enter into any contract, commitment, or transaction, other than in the ordinary course of business or except as contemplated by this Agreement;


        (G) Make or become a party to any contract or otherwise enter into any transaction with Shareholders or any other related party other than in the ordinary course of business except as contemplated by this Agreement;

        (H) Purchase any fixed asset or multiple fixed assets from a single vendor or supplier with an aggregate cost exceeding Five Thousand Dollars ($5,000.00);
               or,

        (I) Enter into any contract or agreement to do or perform any of the foregoing actions.

     (i)       No Employees to Leave Employment with Seller.
               --------------------------------------------
As of the date of this Agreement, no employee of Seller has furnished written notice to Seller that he or she intends to leave employment of Seller, and Seller has no knowledge or information, directly or indirectly, that any such employee intends to leave the employment of Seller. After the date of this Agreement and prior to the Purchase Asset Closing date, Seller shall promptly furnish Purchaser notice of any employee who indicates to Seller that he or she intends to leave the employment of Seller.

     (j)       No Union, Employee Collective Bargaining Unit or
               ------------------------------------------------
Organizing Activity.  Seller is not signatory to any collective
-------------------
agreement or member of any bargaining unit; and Seller is not, to its knowledge, currently subject to any present labor collective process or organizing efforts by any union or other collective bargaining representative. Seller has no knowledge that any union or collective bargaining unit is threatening to organize Seller's employees to form a union or collective bargaining unit.

     (k)       Accuracy of Information.  Copies of all
               -----------------------
documents furnished by, or on behalf of, Seller to Purchaser pursuant to the terms of this Agreement are complete and accurate in all material respects. To Seller's knowledge and belief, no statement or certificate furnished to Purchaser by Seller pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact.

     (l)       No Brokerage Fees.  No broker or finder has
               -----------------
acted for Seller in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commission in respect of such transactions based in any way on agreements, arrangements or understandings made by or on behalf of Seller.

     SECTION 9. WARRANTIES AND REPRESENTATIONS OF PURCHASER AND
WEST. Purchaser and West represent and warrant to Seller as of the date hereof and as of the Purchase Asset Closing date as follows:

     (a)       Organization, Standing and Qualification.
               ----------------------------------------
Purchaser and West each is a duly organized, validly existing corporation which is in good standing under the laws of the State of West Virginia; is duly licensed, qualified to do business, and in good standing in each jurisdiction in which the ownership and operation of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a material adverse effect on the property or assets, or the business of, Purchaser or West; and has full corporate power and authority, and, to its knowledge, has all permits, consents and authorizations, necessary to own and lease its properties and to carry on its business as now conducted.

     (b)       No Breach.  The execution and delivery of this
               ---------
Agreement by Purchaser and West, and the consummation by Purchaser and West of the transactions contemplated hereby will not (i) violate any provisions of, or result in the breach or termination of, or accelerate or permit the acceleration of the performance required by, the terms of: (A) the Articles of Incorporation, or By-Laws of Purchaser or West; (B) any agreement to which Purchaser or West is a party or by which either is bound; or (C) any order, judgment, or decree applicable to Purchaser or West; (ii) result in the creation of any claim, lien, charge or encumbrance upon any property or assets of Purchaser or West; or (iii) in any way affect or violate the terms or conditions of, or result in the cancellation, modification, revocation, or suspension of, any of the licenses, franchises, approvals, certificates, permits, or authorizations held by Purchaser or West.

     (c)       Authority: Enforceability.  Each of Purchaser
               -------------------------
and West has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and each other agreement herein contemplated to be executed in connection herewith by Purchaser or West have been duly executed and delivered by Purchaser or West, as the case may be, and constitute legal, valid and binding obligations of Purchaser or West, as the case may be, enforceable against Purchaser or West, as the case may be, in accordance with their respective terms.

     (d)       Litigation.  There are no actions, suits,
               ----------
proceedings or investigations pending or, to Purchaser's knowledge, threatened, in any court or before any governmental agency or instrumentality against any of the property or assets of Purchaser or West, or which would prevent Purchaser or West from carrying out the transactions contemplated hereby or would declare the same unlawful or cause the recision thereof.

     (e)       Accuracy of Information.  Copies of all
               -----------------------
documents furnished by, or on behalf of, Purchaser or West to Seller pursuant to the terms of this Agreement are complete and accurate in all material respects. To Purchaser's knowledge and belief, no statement or certificate furnished to Seller by Purchaser or West pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact.

     (f)       No Brokerage Fees.  Except for ADE Vantage,
               -----------------
Inc. and/or William A. Indelicito, consultant to Purchaser, no broker or finder has acted for Purchaser or West in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commission in respect of such transactions based in any way on agreements, arrangements or understandings made by or on behalf of Purchaser or West. Purchaser shall pay all fees and expenses of ADE Vantage, Inc. and Mr. Indelicito.

     SECTION 10.  INDEMNIFICATION.

     (a)       Indemnification by Seller and the Shareholders.
               ----------------------------------------------
Seller and the Shareholders, jointly and severally, agree to defend, indemnify and hold Purchaser, its successors and assigns, harmless from and against any claim, liability, expense, loss or other damage ("CLAIMS") (including, without limitation, attorneys' fees md expenses) in respect of:

        (i) Any and all Claims resulting from or arising out of Seller's possession, control and/or utilization of the Purchase Assets prior to Purchase Asset Closing date.

        (ii)   Any and all Claims resulting from any
misrepresentation or breach of warranty or violation of any covenant made by Seller hereunder, or in any Schedule or other instrument or document furnished or to be furnished by Seller hereunder, including, without limitation, any documents furnished at the Closing.

        (iii) Any and all Claims in respect of any liabilities of Seller as of the Purchase Asset Closing date (except those liabilities provided for or otherwise disclosed in Seller's July 31, 1996 Financial Statements or incurred by Seller in the ordinary course of the Business from July 31, 1996 through the Purchase Asset Closing date, all of which liabilities are affirmatively assumed by Purchaser pursuant to Section 11).

        (iv) Any and all Claims in respect of Seller's federal, state or local taxes, incurred in the Business prior to Purchase Asset Closing date, including but not limited to income taxes based upon or measured by income or any gain or sales or transfer taxes, or which may be asserted against Purchaser or the Purchase Assets as a result of any operations of Seller or the Business whether such taxes be trust fund or employment taxes or taxes based on property, income, gain or otherwise.

        (v) Any and all Claims with respect to any and all plans, policies, labor contracts or arrangements relating to commissions, bonuses, group insurance, severance pay, pensions, profit sharing, any deferred compensation arrangements or health and welfare or other benefit plans for employees of Seller or otherwise arising out of or related to Seller's operation of the Business prior to the Purchase Asset Closing date, including, but not limited to, any liability imposed under the provisions of the Employee Retirement Income Security Act of l974, Multiemployer
Pension Plan Amendment Acts of 1980, the Consolidated Omnibus
Budget Reconciliation Act of 1985 or the Omnibus Budget
Reconciliation Act of 1987 as well as any other federal or state law or regulation.

        (vi) Any and all Claims arising out of a violation of any federal or state law or regulation, including, but not limited to, outstanding grievance, arbitration award, NLRB unfair labor practice charge, OSHA citation, EEOC charge, Fair Labor Standards Act charge, Americans with Disabilities Act charge, Family and Medical Leave Act charge, Immigration Reform and Control Act charge, or Civil Rights Restoration Act charge, compliance review, consent decree, conciliation agreement, benefit claim, wage and hour complaint, and any litigation involving any personnel practices or policies of Seller with respect to any employment relationship, attributable to Seller's operations of the Business prior to the Purchase Asset Closing date.

        (vii) Any and all Claims which are asserted by any governmental or regulatory authority for any penalties or other obligations attributable to the Purchase Assets or the Business, provided that the basis for such Claims existed prior to the Closing. Said "other obligations" shall include, but are not limited to, any violation by Seller prior to the Closing in connection with the Business of any applicable federal, state or local environmental or health and safety statute, regulation, ordinance, or code or other governmental requirement, including, but not limited to, regulations establishing environmental or health and safety quality criteria or standards for air, water or land.

        (viii) Any and all Claims asserted by third parties, including Claims arising from Purchaser's affirmative legal duty to furnish notice to third parties, including governmental entities, and/or of remediation, arising from or out of any Hazardous Materials, as hereinafter defined, spilled, released, discharged or disposed of by Seller, or arising out of Seller's operation of the Business prior to the Closing, including without limitation: (A) cost of investigation, removal, restoration or any other remedial work done in connection with any Hazardous Materials spilled, released, discharged or disposed of by Seller or arising out of Seller's operation of the Business prior to the Closing; (B) costs incurred to correct a violation of any applicable Environmental Law as hereinafter defined, arising out of or resulting from Seller's operation of the Business prior to the Closing; and (C) costs incurred as a result of being named a responsible party under the Comprehensive Environmental Response, Compensations and Liability Act of 1980 ("CERCLA") as amended by the Superfund Amendment and Reauthorization Act of 1986 ("SARA"). The term "Hazardous Materials" ("HAZARDOUS MATERIALS") shall mean any hazardous or toxic material, waste or substances now identified as hazardous or toxic by CERCLA, SARA, the Resource Conservation and Recovery ACT ("RCRA"), the Toxic Substances Control Act ("TSCA") or any other now existing Environmental Law promulgated by the Federal government or any state, local, or other governmental authority (collectively or individually "ENVIRONMENTAL LAW") with jurisdiction over Seller's operation of the Business.

        (ix) Any and all Claims for defective products or unsatisfactory services furnished to Seller's customers in the Business prior to the Purchase Asset Closing date.

        (x) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses incident to any item to which the foregoing indemnify relates.

     (b)       Indemnification by Purchaser.  Purchaser
               ----------------------------
agrees to defend, indemnify and hold Seller and Shareholders and their respective successors and assigns, harmless from and against any claim, liability, expenses, loss or damage ("CLAIMS")
(including, without limitation, reasonable attorneys' fees and expenses) in respect of:

        (i) Any and all Claims resulting from or arising out of Purchaser's possession, control and/or utilization of the Purchase Assets after Purchase Asset Closing date.

        (ii) Any and all Claims resulting from any misrepresentation or breach of warranty or violation of any covenant made by Purchaser hereunder, or in any document furnished or to be furnished by Purchaser hereunder, including, without limitation, any documents or instruments furnished at the Closing.

        (iii) Any and all Claims in respect of any liabilities, obligations, contracts, commitments and other undertakings of Seller assumed by Purchaser pursuant to Section 11 hereof or otherwise herein.

        (iv) Any and all Claims resulting from or arising out of: (A) costs to remediate contamination caused or exacerbated by Purchaser's performance of Phase I, Phase II or any other environmental investigations relating to the Dayton and Cincinnati Locations; (B) costs to return the Cincinnati or Dayton Locations to the conditions existing prior to the investigations by Purchaser's performance of Phase 1, Phase II or any other environmental investigations relating to the Dayton and Cincinnati Locations; or (C) any property damage or personal injury resulting from Purchaser's performance of Phase I, Phase II or any other environmental investigations relating to the Dayton and Cincinnati Locations.

        (v) Any and all actions, suits, proceedings, claims, demands, assessments judgments, costs and expenses incident to any item to which the foregoing indemnity relates.

     (c)       Determination of Loss.  Indemnification
               ----------------------
pursuant to this Section 10 shall be payable with respect to Claims described herein as subject to indemnification upon the happening of the earlier of the following:

        (i) Resolution of Claims by mutual agreement between Seller and Purchaser; or,

        (ii) The issuance of a final award, order or other ruling by an arbitrator, pursuant to Section 13 hereof.

     (d)     Indemnification Payments.   All amounts payable
             ------------------------
to one party to the other  pursuant to the provisions of this
Section 10 shall be payable within ten (10) days after final determination thereof in accordance with the provisions hereof.

     (e)       Limitations on Indemnification.
               -------------------------------

        (i) Any amounts which any party hereto may be obligated to pay another party hereto pursuant to Section 10(d) will be reduced by an amount equal to: (a) the tax benefit, if any, realized as a result of such losses (for purposes of determining the "tax benefit", if any, the reasonable joint determination by Purchaser's and Seller's outside accountants will be binding and conclusive as to all parties hereto); and (b) any insurance recovery with respect to such losses received by the indemnified party.

        (ii) Neither Purchaser nor Seller and Shareholders shall assert any Claims for indemnification pursuant to this
Section 10 unless and until the aggregate amount of all Claims for indemnification asserted by such party exceeds Fifty Thousand Dollars ($50,000.00) in the aggregate, and upon such event and at such time the applicable indemnifying party or parties shall be responsible for and obligated to pay one hundred percent (100%) of all Claims in excess of Twenty-five Thousand Dollars ($25,000.00) in the aggregate.

        (iii) Purchaser shall not assert Claims against Seller or the Shareholders which aggregate more than the Purchase Price, as specified and adjusted pursuant to Section 3(a) hereof.

        (iv) Except for Claims pursuant to Section 10(a)(ii) hereof for breach of Seller and Shareholder's Warranties and Representations under Section 8(c) which shall not be limited as to time, the right of indemnification afforded to Purchaser, Seller and the Shareholders pursuant to this Section 10 shall be available for the following periods of time:

        (A) With respect to any Claim asserted under Section 10(a)(ii), (except for Section 8(c) Representations and Warranties aforesaid), and/or under Section 10(b)(ii), a period of eighteen (18) months from and after the Asset Purchase Closing date.

        (B) With respect to any and all other Claims asserted under Section 10(a) or Section 10(b), for a period of three (3) years from and after the Purchase
               Asset Closing date.

        (C) Notwithstanding anything herein to the contrary, any specific Claim or action of which specific written notice is given to the party which has the indemnification obligation prior to the date on which such right of indemnification otherwise terminates as provided in this Section 10(e)(iv) may continue to be asserted and shall be indemnified against pursuant to this Section 10.

     (f)  Notification and Duty of Indemnifying Parties.
          ---------------------------------------------
Purchaser or Seller and the Shareholders, as the case may be, will promptly notify the other of the existence or occurrence of any facts or events which give rise to the assertion of any Claim under the provisions of this Section 10. If such Claims are due to the claims of third parties, the indemnifying parties shall promptly and diligently take such actions as may be reasonably required to defend or settle such claims and shall keep the indemnified parties advised of the current status thereof. The indemnified parties shall, at the indemnifying parties' expense, reasonably cooperate with the indemnifying parties' defense and the indemnifying parties shall reasonably consider the indemnified parties' advice.

     SECTION 11. PURCHASER TO ASSUME AND SUCCEED TO CERTAIN OF SELLER'S LIABILITIES. As of the Purchase Asset Closing date, Purchaser shall assume or discharge at Purchaser's sole cost and expense, and succeed to Seller's liabilities (a) as disclosed and reflected upon Seller's July 31, 1996 Financial Statement disclosed to Purchaser to be One Million Five Hundred Twenty-one Thousand Dollars ($1,521,000.00) to the extent not discharged or otherwise extinguished prior to the Purchase Asset Closing date,
(b) incurred in Seller's operation of the Business in its ordinary course after July 31, 1996 up to the Purchase Asset Closing date, and (c) as identified on Exhibit "L" attached hereto and incorporated herein by reference ("ASSUMED LIABILITIES").

     SECTION 12.  ADDITIONAL MATERIAL CONSIDERATION.

     (a) R.H. Kraemer and Purchaser will execute and deliver to the other the Consultation, Agreement in form and upon all terms and conditions as set forth on Exhibit "M" attached hereto and incorporated herein by reference ("R.H. CONSULTATION
AGREEMENT").

     (b) R. Bruce Kraemer and Purchaser will execute and deliver to the other the Consultation Agreement in form and upon all terms and conditions as set forth on Exhibit "N" attached hereto and incorporated herein by reference ("R.B. CONSULTATION AGREEMENT").

     (c) William Bott and Purchaser will execute and deliver to the other the Consultation Agreement in form and upon all terms and conditions as set forth on Exhibit "O" attached hereto, and incorporated herein by reference ("W.B. CONSULTATION AGREEMENT").

     (d) At Purchase Asset Closing, West shall enter into a lease with Krabo for the real estate and improvement comprising the Dayton Location, in the form and upon all terms and conditions as set forth on Exhibit "P" attached hereto and incorporated herein by reference.

     (e) At the Purchase asset Closing, West shall lease from Krabo the real estate and improvements comprising the Cincinnati location ("REAL ESTATE") until October 31 upon all terms and conditions which Weldco currently leases the Cincinnati
Location from Krabo. On the 31st day of October, 1996, or such later date in the event the real estate closing and transfer is postponed as provided hereinafter, Krabo shall sell to West and West shall purchase from Krabo the real estate and improvements comprising the Cincinnati Location in accordance with all terms and conditions set forth in the Real Estate Purchase Agreement ("REAL ESTATE
PURCHASE AGREEMENT") attached hereto and incorporated herein by reference as Exhibit "Q"; provided, however, that such date of transfer may be postponed for up to ninety (90) days; in the event that Seller has not, as of October 31, 1996, completed any action it has agreed to undertake in respect of remediation of an Impairment (as hereinafter defined). Prior to Purchase Asset
Closing date, West shall have the right and privilege to conduct, at its sole cost and expense, such environmental investigation, as it deems necessary with respect to the Real Estate; and in the event the findings, results and reports arising out of such environmental investigations disclose environmental contamination and/or impairment ("IMPAIRMENT"), Krabo and West shall have the following rights and obligations as to the Real Estate:

        (i) In the event the estimated cost to remediate such Impairment, as determined by bonafide third party estimates and bids, is Fifty Thousand Dollars ($50,000.00) or less, Krabo shall remediate same, at its sole cost and expense.

        (ii) In the event the estimated costs to remediate such Impairment exceeds Fifty Thousand Dollars ($50,000.00) and West decides not to purchase the Real Estate in accordance with all of the terms and conditions set forth in the Real Estate Purchase Agreement, Krabo may elect either (A) to terminate the Real Estate purchase and sale transaction subject hereof and not proceed under the Real Estate Purchase Agreement, or alternatively (B) to remedy the Impairment at its sole cost and expense and conclude the Real Estate purchase and sale transaction in accordance with the Real Estate Purchase Agreement. In the event Krabo elects to terminate the Real Estate purchase and sale transaction, Krabo and West shall enter into a five (5) year Lease for fair market rental value for the Real Estate and substantially upon the terms and conditions as the Lease attached hereto is Exhibit "P", with such modifications as are requested by Krabo based on the fact that such Lease is for a facility occupied by multiple tenants and the Real Estate will be occupied by a single tenant.

     (f)       (i)  Seller and Purchaser acknowledge that
Purchaser intends, in the near future, to sell approximately thirty-five percent (35%) to forty-five percent (45%) of its common stock through an initial public offering ("IPO") as newly issued shares ("NEW STOCK"); and in that regard Seller or the Shareholders, as successors to the assets and interests of Seller after Closing in the event of dissolution or liquidation of Seller, shall for a period of three (3) years after Purchase
Asset Closing date have the right and option to acquire, immediately prior to any such IPO occurring during the three (3) year period, New Stock with an aggregate value of up to twenty percent (20%) of the sum of (A) One Million Dollars
($1,000,000.00), plus (B) the final aggregate Purchase Price as determined and affixed, after all required adjustments pursuant to Section 3(a) hereinbefore, plus (C) the value of the Assumed
Liabilities as defined in Section 11(a) and (b). Purchaser shall furnish Seller or the Shareholders as successors in interest to Seller, as the case may be, written notice of the impending IPO as soon as reasonably possible after the formalization of the IPO; and Seller or the Shareholders, as applicable at that time, shall furnish Purchaser written notice of the election to exercise, the IPO/New Stock purchase option rights hereunder within fourteen (14) days after receipt of such notice. Such notice from Purchaser shall advise Seller or the Shareholders, as applicable, how much of the New Stock shall be publicly tradeable upon receipt without restriction and/or how much of the New Stock shall be restricted and limited as to free and unrestricted marketability. Purchaser shall exert its best efforts with the underwriter of the IPO to assure, to the maximum extent possible within underwriter's discretion and control, that the New Stock issued is publicly tradeable without restriction or limitation.
Purchaser and Seller agree that as soon as reasonably possible, but no later than fourteen (14) days after the IPO becomes effective in the public markets, that the number of shares of New
Stock issued to Seller or the Shareholders, as applicable hereunder, shall be increased or decreased, as and if necessary, so that New Stock issued and acquired hereunder equals the value of the New Stock calculated at the IPO New Stock offering price.
Payment for New Stock acquired hereunder shall be made to Purchaser at date of issuance of New Stock to Seller or the Shareholders, as applicable as follows:

        (A) By reduction (and extinguishment, if necessary) of the outstanding principal balance and accrued interest due Seller from Purchaser as of the New Stock acquisition date under Note II issued pursuant to Section 3(b)(ii) hereinabove in an amount equal to the value of the New Stock acquired; and, if necessary,

        (B) By reduction of the outstanding principal balance and accrued interest due Seller from Purchaser as of the New Stock acquisition date under Note I issued pursuant to
Section 3(b)(i) hereinabove in an amount equal to the value of the New Stock acquired less the value of the Note II principal and accrued interest as of the New Stock acquisition date.

     (ii) For and during a period of three (3) years following the New Stock acquisition date, if Seller or the Shareholders so desires, Purchaser will repurchase from Seller or the Shareholders, all New Stock acquired hereunder, at a price equal to the aggregate price paid for the New Stock acquired hereunder, together with interest for the three (3) year period at the Interest Rate; Purchaser's obligation hereunder shall be secured by an irrevocable letter of credit issued by Bank One, N.A., as addressed in the form of a Letter of Assurance in the form attached hereto and incorporated herein by reference as Exhibit "R". Purchaser shall cause the Letter of Assurance to be delivered by Bank One, N.A. to Seller prior to Purchase Asset Closing. For the purposes of this Section 12(f) and the option rights granted hereunder, the term "Shareholders" shall be deemed to include not only RHK, RBK, WB and LB, but also their spouses, lineal decedents and any trust with respect to which the beneficial interest is solely held by or inures to the benefit of RHK, RBK, WB and LB and/or their spouses or lineal decedents.

     (iii) Upon the issuance, of New Stock and reduction (and extinguishment, if necessary) of Note II as provided for hereinabove, the original Letter of Credit, Exhibit "H" to this Agreement, the parties shall cause the Letter of Credit to be amended or surrendered as necessary to reflect such reduction or extinguishment thereof so that the security provided therefore is reduced by a dollar amount equal to such reduction or extinguishment.

     (iv) During the period in which Seller or the Shareholders shall continue to have the right and option to acquire New Stock, Seller shall maintain availability under its Letter of Credit Facility with Bank One, Indianapolis, National Association, in an amount not less than Seller's maximum repurchase obligation specified in Section 12(f)(ii) of this Agreement.

     (v) In the event that Seller or the Shareholders exercise its or their option to acquire New Stock and thereafter Purchaser's IPO is terminated or otherwise abandoned, Purchaser shall repurchase all of the New Stock owned by Seller or the Shareholders and shall pay for such stock by reissuing Note II according to its original terms and reinstating the Letter of Credit which originally represented the security therefor.

        (g) Seller and the Shareholders covenant, warrant and agree that Purchaser shall have the right of setoff against any and all sums owing Seller and the Shareholders, or any of them, under the terms of the Consultation Agreements to satisfy amounts due and owing Purchaser for payment of post-closing Purchase Price adjustments due and not timely paid under Section hereinabove, and/or for any and all Claims of Purchaser pursuant to Section 10 hereof as long as each such Claim has been determined pursuant to Section 10(c) and not timely paid to Purchaser pursuant to Section 10(d) hereof.

        (h) At Purchase Asset Closing, Seller shall make its best, good faith effort to assure that all current Business customers, customer accounts and other customer commitments and arrangements shall be transferred to Purchaser without termination or modification by customers.

        (i) West, by its execution and delivery of this Agreement, agrees to be fully bound by all terms, covenants, and agreements imposed upon it as lessee of the Demised Premises and purchaser of the Purchase Real Estate pursuant to Section 12(d) and Section 12(e) hereinabove.

        (j) Between the date of this Agreement and prior to the Purchase Asset Closing date, Seller shall promptly furnish Purchaser notice of any current customer or customers which individually or in the aggregate comprise a material volume of Seller's business which terminate transacting business with Seller or indicate to Seller the intention to terminate transacting business with Seller. For the purposes of this Agreement, a material volume of Seller's business shall be defined as more than two percent (2%), in the aggregate, of Seller's annualized sales of volume.

        (k) From and after the Purchase Asset Closing date, each employee who was formerly an employee of Seller and who becomes an employee of Purchaser shall become eligible to participate in Purchaser's employee benefit plans, including its health, pension and profit sharing plans.

     SECTION 13.  ARBITRATION.

     (a) Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement, including, without limitation, any claim based on contract, tort or statute and any claim pursuant to the provisions of Sections 3 and 10 hereof, shall be settled by arbitration. Any arbitration pursuant to this Agreement shall be conducted in Cincinnati, Ohio before and in accordance with the then existing Rules for Commercial
Arbitration of the American Arbitration Association, provided that only one arbitrator as selected by the American Arbitration Association shall conduct any arbitration proceeding. Any arbitration shall be final and binding. Any judgment upon any interim or final award or order rendered by the arbitrator entered by any federal or state court having jurisdiction thereof.

     (b) The parties intend that any agreement pursuant hereto to arbitrate be valid, enforceable and irrevocable. Each party in any arbitration proceeding commenced hereunder shall bear such party's own costs and expenses (including expert,witness and attorneys' fees) of investigating, preparing and pursuing such arbitration claim. The parties to any arbitration shall have the right to discover the relevant books and records of the other side that are not confidential or privileged.

     SECTION 14. CONTINUOUS OPERATION AND RISK OF LOSS. Seller shall be operated in the ordinary course up to and including the Purchase Asset Closing date. Further, Seller shall keep the Purchase Assets fully insured and shall bear all risk of loss to the Purchase Assets prior to the Closing. In the event of such loss, Purchaser shall not be required to purchase damaged or destroyed Purchase Assets; and the applicable purchase price shall be reduced correspondingly.
In the event of total loss of or damage to the Purchase Assets, Purchaser shall have the sole and unilateral right to terminate this Agreement without obligation or liability to Seller.

     SECTION 15. CONDITIONS PRECEDENT. The obligations of Seller and Purchaser pursuant to this Agreement are subject to the following express conditions being fulfilled on or prior to the Purchase Asset Closing date:

     (a) Purchaser, West, Seller and the Shareholders shall have performed and complied with all terms and conditions required by this Agreement to be performed and complied with.

     (b) The execution, delivery and performance of this Agreement and the transactions contemplated hereby shall have been duly authorized and approved by any and all requisite corporate or limited liability company action of Purchaser, West, Seller and Krabo, and they shall deliver to the others at or before Closing a proper corporate or limited liability company certificate to this effect.

     (c) Seller shall have procured all necessary consents of third parties, in proper form, to effectuate assignment, transfer or conveyance of any assets subject of Section 1, subsections (a) through (f), inclusive, together with any and all other rights, agreements, contracts, leases, releases, instruments or other commitment incidental to such assets or as otherwise required by this Agreement.

     (d) Seller shall be able to assign, transfer, grant and/or convey good and marketable title to the Purchase Assets subject of
Section 1, subsections (a) through (f), inclusive, free and clear of all claims, liens and encumbrances or any interest of my party, as required by this Agreement.

     (d) All necessary parties thereto shall have executed and delivered the R.H. Consultation Agreement, the R.B.
Consultation Agreement, the W.B. Consultation Agreement, the
Lease and the Real Estate Purchase Agreement.

     (e) In the event that prior to Purchase Asset Closing date, Seller has received notice of termination or actual termination of a material volume of the Business as defined in
Section 12(j), Purchaser shall have the unilateral right, in its sole discretion, to terminate this Agreement and all transactions contemplated hereunder without liability to any party.

     SECTION 16. MISCELLANEOUS.

     (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     (b) Any notice, request, instruction, consent, approval or other communication provided for herein shall be sufficiently given in writing and delivered personally or sent by first class mail, certified, return receipt requested, postage prepaid as follows: If to Purchaser or West, addressed to VALLEY NATIONAL GASES, INC., Attention of Lawrence E. Bandi, 67 - 43rd Street, Wheeling, West Virginia, 26003, with a copy to James T. McClure, Esquire, GOMPERS, MCCARTHY, HILL & MCCLURE, 302 Board of Trade Building, Wheeling, West Virginia, 26003; if to Seller or the Shareholders, addressed to WELDCO, INC., 1151 Findlay Street, Cincinnati, Ohio 45214-2051, Attention: R. Bruce Kraemer, President, with a copy to William H. Cordes, Esquire, THOMPSON HINE & FLORY, P.L.L., 312 Walnut Street, 14th Floor, Cincinnati, Ohio 45202-4029.

     (c) This Agreement shall constitute the entire agreement between Seller, Purchaser, Guarantors and West with respect to the transactions contemplated herein. There are no representations, warranties, covenants or conditions except for those specified in the Agreement. No waiver, change, amendment or discharge of any term or condition hereof on the part of any party hereto shall be of any force or effect unless made in writing and signed by the party to be bound thereby.

     (d) Seller, the Shareholders, Krabo, Purchaser or West may, by written notice to the others waive any inaccuracies in the representation or warranties of any of the other parties contained in this Agreement or (ii) waive compliance with any of the covenants of any of the other parties contained in this Agreement and waive performance of any of the obligations of any other party.

     (e) If any term or provision of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement and any other application of such term or provision shall not be affected thereby.

     (f) This Agreement shall not be assigned by any party without the prior written consent of the other parties hereto.

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

     (g) This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

     (h) All representations, warranties and agreements made by Seller, West, Shareholders or Purchaser in this Agreement shall survive the Closing hereunder and the transfer of assets described herein to the extent expressly stated herein.

     SECTION 17. GOVERNING LAWS. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio.

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

     IN WITNESS WHEREOF, the parties hereto with full authority therefore have duly caused this Agreement to be executed and delivered as of the day and year first above written.

                                       WELDCO, INC., AN OHIO CORPORATION

WITNESSES:

-----------------------------
                                       By /s/ R. Bruce Kraemer
-----------------------------            ---------------------------------
                                       Its President
-----------------------------
                                       /s/ Robert H. Kraemer
-----------------------------          -----------------------------------
                                       R.H. Kraemer
-----------------------------
                                       /s/ R. Bruce Kraemer
-----------------------------          -----------------------------------
                                       R. Bruce Kraemer
-----------------------------
                                       /s/ William Bott
-----------------------------          -----------------------------------
                                       William Bott
-----------------------------
                                       /s/ Linda Bott
-----------------------------          -----------------------------------
                                       Linda Bott
-----------------------------
                                       KRABO, LTD., an Ohio limited liability
                                       company
-----------------------------
                                       By /s/ R. Bruce Kraemer
-----------------------------          -----------------------------------
                                       Its--------------------------------

                                       VALLEY NATIONAL GASES, INC., a
                                       West Virginia corporation
-----------------------------
                                       By /s/ Lawrence E. Bandi
-----------------------------          -----------------------------------
                                       Its President

                                       WEST RENTALS, INC., a West Virginia
                                       corporation
-----------------------------
                                       By /s/ Lawrence E. Bandi
-----------------------------          -----------------------------------
                                       Its Secretary

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